SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) effective as of February 5, 2007, is made by and between Allegro Biodiesel Corporation, a Delaware corporation (“Allegro” and, together with its subsidiaries now or hereafter existing, the “Company”) and PV Asset Management LLC, a California limited liability company (“PVAM”).

RECITALS

WHEREAS, the Company desires to obtain from PVAM certain services; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which PVAM will deliver services to the Company, all as set forth more fully in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.  Effectiveness of the Agreement. This Agreement shall be effective as of February 5, 2007.

2.  Engagement. The Company hereby engages PVAM to deliver services for the benefit of the Company on the terms and conditions set forth in this Agreement. The Company is hereby obtaining from PVAM services as reasonably requested for the benefit of the Company by the Chief Executive Officer of the Company (the “Services”). Except as otherwise provided herein, all compensation for provision of the Services by PVAM and the persons utilized by PVAM to provide the Services shall be paid to PVAM, and PVAM shall indemnify the Company against any claims by any individual for unpaid services.

3.  Duties.

(a)  The provision of Services by PVAM shall be subject to Allegro’s Charter, Bylaws (including without limitation the provision that the business and affairs of Allegro shall be managed by its Board of Directors (the “Board”)) and other governing documents, including committee charters, as any of them may be amended from time to time, as well as applicable laws and regulations, including the regulations of any securities exchange on which Allegro’s securities are listed or traded.

(b)  PVAM shall cause Paul Galleberg, a principal of PVAM (“Galleberg”), to furnish approximately 20 hours per week (on average) at such locations as are reasonably necessary to perform the Services. Consequently, it is hereby understood and agreed that Galleberg and other PVAM personnel are not required to devote their full time to this engagement.

(c)  In undertaking to provide the services set forth herein, none of PVAM or any other person or entity guarantees or otherwise provides any assurances that their efforts to build the Company’s operational and financial health and stability will be successful and, except for the amount referenced in Section 5(b), Allegro’s obligation to provide the compensation specified under Section 5 hereof shall not be conditioned upon any particular results being obtained.

4.  Term.

(a)  The term of PVAM’s engagement hereunder (the “Term”) shall be for six months commencing on February 5, 2007 and ending on August 3, 2007. The Company shall be entitled to extend the Term of this Agreement by an additional sixty (60) days upon written notice to PVAM, provided, that during any such extended Term the Base Fees (as defined below) shall be increased by sixty-seven percent (67%).

(b)  Allegro shall have the right to terminate the Services, effective upon 15 days advance written notice, if Galleberg is not actively engaged in the provision of Services whether due to death, disability or by reason of a material breach of this Agreement by PVAM.

5.  Compensation. The following compensation shall be payable to PVAM for provision of the Services by PVAM:

(a)  Base Fee. Allegro shall pay PVAM a monthly fee (the “Base Fee”) of $10,000, pro-rated for partial months and payable in advance no later than the first day of every month during the Term.

(b)  Allegro shall pay to PVAM the following bonuses (collectively, the “Bonus Fees”).

(i) PVAM is eligible to receive bonus fees (the “Initial Bonus Fees”) based on achievement of the performance criteria set forth on Schedule 1. The Initial Bonus Fees, which, in aggregate, shall not exceed $75,000, shall be paid as set forth on Schedule 1.

(c)  Stock Option Grant. On each of April 5, 2007, June 5, 2007 and August 5, 2007, PVAM shall be entitled to an additional fee in an amount equal to the value of a non-qualified stock option to purchase ninety-one thousand six hundred and sixty-six (91,666) shares of the Company’s common stock on terms consistent with Section 5(d) below (a “Stock Option”) for the Services. The Company and PVAM agree that for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, all of the amounts payable to PVAM pursuant to this Section 5(c) shall be paid in the form of Stock Options granted directly to Galleberg. The Company and PVAM further agree that, notwithstanding the foregoing, the Company shall not grant any such Stock Options until the eleventh (11th) day following the effectiveness of a registration statement filed under the Securities Act of 1933, as amended, by the Company after the Effective Date (such eleventh day, the “Initial Grant Date”). On the Initial Grant Date, the Company shall grant to Galleberg the Stock Options, if any, that have accrued prior to or are payable on such date, and that following the Initial Grant Date the Stock Options shall be granted to Galleberg on the first day the value of such Stock Option would otherwise be payable to the PVAM.

(d)  Each Stock Option shall be immediately vested as of the date of grant and shall expire five years following the date of grant. The Stock Option shall be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date of grant as determined pursuant to the Company’s 2006 Incentive Compensation Plan. Other terms of the Stock Option shall be set forth in the Company’s 2006 Incentive Compensation Plan and in a stock option agreement to be entered into between Galleberg and the Company, the form of which is substantially as set forth in Schedule 3 hereto. The grant of the Stock Option and its terms are subject in all respects to the approval of the Company’s Board of Directors. During the Term, including any extension of the Term, PVAM may be eligible but shall not be entitled to additional compensation in the form of options or other equity compensation awards granted directly to Galleberg, as determined by the Board in its sole discretion.

(e)  Expenses. During the Term, Allegro shall reimburse PVAM for all reasonable business expenses incurred in connection with the provision of Services in accordance with Allegro’s policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives, provided that business travel shall be approved in writing by the Company in advance. The Company shall provide office space and parking at its Los Angeles offices (being as of the date hereof at 6033 West Century Blvd., Suite 1090) that shall be made available for use, at the Company’s cost, by PVAM in connection with the provision of the Services.

(f)  Other Benefits. Galleberg and other persons, if any, performing Services shall also be entitled to coverage for services rendered to the Company while they serve as directors or officers of the Company under director and officer liability insurance policy(ies) maintained by the Company from time to time. Except as set forth in this Agreement or as agreed by the Company’s Board of Directors, no person rendering Services on behalf of PVAM shall be entitled to receive other benefits (including, without limitation, employee welfare benefits) by virtue of this Agreement.

(g)  In the event of any breach of this Agreement by the Company, the aggregate amount of (i) unpaid Base Fees, Bonus Fees and any other earned but unpaid compensation, (ii) unpaid expense reimbursements or other cash entitlement, (iii) Base Fees for the remaining Term and (iv) the aggregate of all unpaid Bonus Fees shall become immediately due and payable to PVAM, irrespective of whether the corresponding milestones have been achieved. In addition, in such event, all Allegro stock options issued to PVAM shall become immediately vested notwithstanding the terms thereof.

6.  Confidentiality.  PVAM shall cause each person engaged by it to perform Services, including, without limitation, Galleberg, to enter into Allegro’s form of Confidentiality and Invention Assignment Agreement attached hereto as Schedule 2 prior to performing any Services.

7.  Representations and Warranties. Each party represents and warrants to the other party as follows:

(a)  It is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

(b)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by it with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(c)  This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement.

8.  Indemnification.

(a)  The Company shall indemnify and hold PVAM, its principals, officers, shareholders, employees, members and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including, without limitation, reasonable attorneys’ fees) which arise out of or in connection with the acceptance of this Agreement and the performance of its duties hereunder except such acts or omissions as may result from the willful misconduct or gross negligence of PVAM. Promptly after receipt by PVAM of notice of any demand or claim or the commencement of any action, suit or proceeding relating to this Agreement, PVAM shall promptly notify the Company in writing. IT IS EXPRESSLY THE INTENT OF THE COMPANY TO INDEMNIFY PVAM AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, EMPLOYEES AND AGENTS FROM ERRORS IN JUDGMENT OR OTHER ACTS OR OMISSIONS NOT AMOUNTING TO WILFULL MISCONDUCT OR GROSS NEGLIGENCE.

(b) The parties acknowledge that Galleberg has entered into an Indemnification Agreement with Allegro dated as of August 4, 2006, in connection with his service as a director of Allegro (the “Indemnification Agreements”). Further, Allegro shall, upon the execution and delivery of this Agreement, enter into an indemnification agreement with PVAM for the benefit of PVAM and all persons employed by PVAM who render Services on substantially similar terms as the Indemnification Agreements.

9.  Insurance.

(a)  Allegro has furnished to PVAM a true, correct and complete copy of the following: Allegro Biodiesel Corporation D&O 2/2000 Executive and Organization Liability Insurance Policy #009656623 issued by National Union Fire Insurance Company of Pittsburgh, Pa (policy period 12/02/2006 to 12/02/2007) and has informed PVAM that Allegro also has in place certain “runoff” D&O liability policies (collectively, the "Policies" or individually referred to as a "Policy") issued to Allegro by various insurers as set forth herein (collectively, the "Insurer"). Allegro represents that, to the best of Allegro's knowledge, the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or giving of notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policies. Promptly after PVAM’s written request, Allegro shall notify the Insurer of the appointment of any person performing Services who becomes an officer of Allegro. Allegro shall cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of PVAM, in the manner set forth herein, and PVAM, Galleberg and any person performing Services who becomes an officer of Allegro shall have all indemnities available to the officers of Allegro pursuant to Allegro's Charter and Bylaws. As long as the same can be done at a commercially reasonable cost, during the Term, Allegro shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts not lower than those provided under the Policies, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer presently providing such coverage. Upon any cancellation or nonrenewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, Allegro shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year "discovery period" and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. Allegro shall use commercially reasonable efforts, in connection with the next renewal of each Policy, to negotiate to obtain an option to extend the discovery period set forth in such Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.

10.  Limitations on Liability. The Company agrees that PVAM and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to PVAM pursuant to this Agreement, unless there is a final, nonappealable order of a Court of competent jurisdiction finding PVAM or its personnel performing Services liable for gross negligence or willful misconduct. In no event will PVAM or any person or entity, or their personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to the provision of Services. These limitations on liability provisions extend to the employees, representatives, agents and counsel of PVAM. The limitation on liability contained in this Agreement and the indemnification agreements referenced in Section 8 shall survive the completion or termination of this Agreement.

11.  Independent Contractor; Taxes. The parties intend that PVAM shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. PVAM and any person providing Services shall be solely responsible for any tax consequences by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to PVAM’s performance of services hereunder. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.

12.  Non-Solicitation.

(a)  PVAM shall cause each person providing Services, including, without limitation, Galleberg, to agree in writing for the benefit of the Company that, during the Term and for one year thereafter (the “Restricted Period”), he or she shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company (excluding any employee of PVAM, each of whom, for the avoidance of doubt, is not an employee of the Company) to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii)  induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). PVAM covenants that it will not, and it will advise members of senior management of PVAM not to, make any negative or disparaging statements or communications regarding the Company or its employees or directors.

(b)  During the Restricted Period, the Company shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of PVAM (including, without limitation, Galleberg) to leave the employ of PVAM, or in any way interfere with the relationship between PVAM and any employee thereof; or (ii)  induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of PVAM to cease doing business with PVAM, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of PVAM (including, without limitation, making any negative or disparaging statements or communications regarding PVAM). The Company covenants that it will not, and it will advise members of senior management of the Company and its board of directors not to, make any negative or disparaging statements or communications regarding PVAM or any person performing Services, including, without limitation, Galleberg.

(c) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Each party acknowledges that the restrictions contained in this Section 12 are reasonable and that it has reviewed the provisions of this Agreement with its legal counsel.

(d)  Each party acknowledges that in the event of the breach or a threatened breach by the other party or any person performing Services of any of the provisions of this Section 12, the other party would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the non-breaching party shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Company, PVAM or any person of this Section 12, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

13.  Jurisdiction. Each of PVAM and the Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, to the non-exclusive general jurisdiction of the State of California, the Courts of the United States of America for the Central District of California located in Los Angeles County, California, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected in any manner permitted by law and agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

14.  Survival of Agreement. Except as provided in this Agreement, the obligations set forth Sections 5, 8, 9, 10, 12, 13 and 17 shall survive the expiration, termination, or supersession of this Agreement.

15.  Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

16.  Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

17.  Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

18.  Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:	Allegro Biodiesel Corporation 6033 West Century Blvd., Suite 1090 Los Angeles, California 90045 Attention: Chairman of the Board

If to PVAM:	PV Asset Management LLC 2721 Via Elevado Palos Verdes Estates, California 90274 Attn: Paul Galleberg

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

19.  Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

20.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

21.  Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

22.  No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto and nothing herein, expressed or implied, shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

23. Assignment. Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party without the prior written consent of the other party, not to be unreasonably withheld. Any unauthorized assignment or delegation shall be null and void. Notwithstanding the foregoing, PVAM may assign this Agreement to an affiliated entity for tax or organizational reasons, so long as the Services and the principal individuals providing such services (that is, Galleberg) shall be as contemplated herein. Furthermore, either party may, without the other’s consent, assign this Agreement to a present or future affiliate, successor in a merger or similar transaction or purchaser of all or substantially all of such party’s assets.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ W. Bruce Comer III
Name: W. Bruce Comer III
Title: Chief Executive Officer

PV ASSET MANAGEMENT LLC

By:	/s/ Paul Galleberg
Name: Paul Galleberg
Title: President

Signature Page to PVAM Services Agreement

Schedule 1

Initial Bonus Fees

PVAM understands and agrees that not all of these Initial Bonus Fees are under the unilateral control of PVAM, but it agrees to use its reasonable commercial efforts to achieve each milestone as promptly as commercially practical.

Milestone Number	Milestone	Applicable Initial Bonus Fee	Achievement Criterion
1.	Corporate Governance program to meet requirements for national stock market listing	$37,500	Effectiveness of listing on NASDAQ, AMEX, NYSE or other major market
2.	Design and implementation of compensation program (employee stock plan, project development pool, 2007 management and employee bonuses, board compensation, etc.)	$37,500	Board approval of all components of compensation program

•
Each Applicable Initial Bonus Fee shall be payable within five business days after fulfillment of the applicable Achievement Criterion, after direction by the Compensation Committee of the Allegro Board of Directors.

•	In order to receive each Applicable Initial Bonus Fee, fulfillment of the applicable Achievement Criterion must occur during the Term.

•	Milestones may be achieved in any order.

Schedule 2

Schedule 2

Form Of Confidentiality And Invention Assignment Agreement

Schedule 2

Schedule 3

Form of Stock Option Agreement

Schedule 3